Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2010 THIRD QUARTER RESULTS

Third Quarter 2010 Highlights

•                  Sales of $294.5 million were 14.5% higher than last year (18.2% in constant currency) led by strong Commercial Aerospace sales (up 26.4% in constant currency).

•                  Net income of $15.6 million, $0.16 per diluted share ($0.20 adjusted for one-time items), versus $10.4 million, $0.11 per diluted share last year ($0.10 adjusted for one-time items).

	Quarter Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2010	2009	% Change	2010	2009	% Change

Net Sales	$294.5	$257.1	14.5%	$862.6	$841.7	2.5%
Net sales change in constant currency			18.2%			3.2%
Operating Income	34.5	19.6	76.0%	98.8	89.2	10.8%
Net Income	15.6	10.4	50.0%	54.5	50.6	7.7%
Diluted net income per common share	$0.16	$0.11		$0.55	$0.52

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$34.5	$17.9	92.7%	$102.3	$89.2	14.7%
As a % of sales	11.7%	7.0%		11.9%	10.6%
Adjusted Net Income (table D)	19.9	9.3	114.0%	57.5	50.6	13.6%
Adjusted diluted net income per share	$0.20	$0.10		$0.58	$0.52

STAMFORD, CT. October 25, 2010 — Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2010.  Net sales during the quarter were $294.5 million, 14.5% higher than the $257.1 million reported for the third quarter of 2009.  Operating income for the third quarter was $34.5 million, compared to $19.6 million for the same quarter last year.  The 2009 results include a $1.7 million net gain related to the prior year sale of a business, primarily due to the receipt of an earn-out payment from the buyer.  Net income for the third quarter of 2010 was $15.6 million, or $0.16 per diluted share, compared to $10.4 million or $0.11 per diluted share in 2009.  The 2010 results include a pre-tax charge of $6.8 million (after tax of $0.04 per diluted share) for the accelerated amortization of deferred financing costs as a result of our previously announced refinancing.  Excluding the after tax impacts of the acceleration of deferred finance costs in 2010 and the 2009 adjustment of a prior year gain, adjusted diluted net income for the third quarter of 2010 was $0.20 per share compared to $0.10 per share in 2009 (see Table D).

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased with the sales trends from the last two quarters, which are in line with our June 2nd outlook of a return to growth.  Commercial Aerospace and Industrial market segment sales were both up over 20% in constant currency over the prior year third quarter, and Space & Defense sales continue strong, up about 2% in constant currency.  Good leverage on the incremental sales resulted in gross margins 360 basis points higher than the third quarter of last year, though down slightly from the first half due to typical seasonal effects.  Adjusted operating income of $34.5 million was almost double that of last year’s third quarter.”

Looking ahead, Mr. Berges said, “While we may see some moderation of our growth rate in the fourth quarter due to year-end inventory corrections or program delays, recent order announcements by our major aerospace and wind customers allow us to reaffirm our outlook for double digit growth trends in the mid-term.  Our 2010 performance has established a new, higher operating income baseline from which we still target incremental operating margins of over 20% on the year-over-year sales growth.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $157.6 million increased 23.6% (26.4% in constant currency) for the quarter as compared to the third quarter 2009.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) doubled versus the same period last year and represented more than 20% of Commercial Aerospace sales for the second quarter in a row.  Legacy Airbus and Boeing sales also were up 10% compared to last year and slightly up on a sequential basis despite summer holiday schedules.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were more than 10% above their low point of the third quarter of last year and a little lower than the second quarter of 2010.

Space & Defense

•                  Space & Defense sales of $74.4 million were flat (increased 1.8% in constant currency) compared to the third quarter of 2009.  We continue to benefit from participating in a wide range of programs which help offset the impact of the wind-down of the F22 program that started in the fourth quarter of 2009.

Industrial

•                  Total Industrial sales of $62.5 million for the third quarter of 2010 were up 13.4% (21.8% higher in constant currency) with good year-over-year growth from all sub-markets.  Wind sales were up over 20% on a constant currency basis over last year’s low third quarter, but about the same as the second quarter of 2010.  While we are still optimistic about the longer term prospects for prepreg sales for wind turbines, we remain cautious about the timing and pace of a return to growth.

Operations

•                  Gross margin was 23.9% of net sales for the quarter as compared to 20.3% in the same period last year.  The improved gross margin percentage over last year reflects higher sales volume, factory productivity, cost reduction initiatives, and favorable product mix.   These more than offset the step-up in depreciation expense included in cost of sales of $1.3 million versus last year.  Exchange rates resulted in about a 50 basis points improvement in gross margin compared to last year.

•                  Third quarter adjusted operating income of $34.5 million, or 11.7% of sales, was a significant improvement over the 2009 amounts of $17.9 million, or 7.0% of sales, despite higher selling, general and administrative expenses reflecting increased variable compensation costs.  Research and technology expenses of $7.3 million for the quarter were $1.1 million lower than last year, but slightly higher than 2009 on a year to date basis.

Tax

•                        The tax provision was $6.8 million for the third quarter of 2010, for an effective tax rate of 30.4%.  Excluding the $3.5 million benefit in the first quarter for New Clean Energy Manufacturing Tax Credits, the year to date effective tax rate is 30.7%, which is in the range of our expected annual rate.

Cash and other

•                  Free cash flow for the first nine months was $38 million as compared to $58 million for the first nine months of 2009.  The significant sales growth resulted in an almost $73 million net increase in working capital year to date as compared to 2009, offset by about $51 million of lower capital expenditures. We do expect the pace of capital expenditures to increase in the fourth quarter of 2010 and the accrued capital expenditures to be in the range of $60 - $65 million for 2010.  Total debt, net of cash as of September 30, 2010 was $253.1 million, a year to date decrease of $29.1 million and reflecting the lowest level since 1996.

•                  As previously announced, we refinanced our senior secured credit facilities on July 9, 2010.  The new $250 million facility consists of a $150 million revolving loan and a $100 million term loan that will mature in five years, replacing the Company’s previous senior secured credit facility.  The new initial interest rate is 125 basis points lower than the prior facility, and more importantly removes the 2.5% LIBOR floor of the prior facility. We expect that interest costs will decrease in the first twelve months by more than $5 million at current borrowing levels and forecasted LIBOR rates, with the payback of the refinancing costs estimated to be about nine months.  As a result of the refinancing, we recorded a pretax charge of $6.8 million (estimated after tax of $0.04 per diluted share) in the third quarter of 2010 for the accelerated amortization of deferred financing costs of the replaced facility.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 26, 2010 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2382 and the confirmation code is 6741573.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; and the impact of the above factors on our expectations of 2010 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2010	2009	2010	2009
Net sales	$294.5	$257.1	$862.6	$841.7
Cost of sales	224.0	205.0	647.6	649.5

Gross margin	70.5	52.1	215.0	192.2
% Gross Margin	23.9%	20.3%	24.9%	22.8%

Selling, general and administrative expenses	28.7	25.8	89.7	80.4
Research and technology expenses	7.3	8.4	23.0	22.6
Other operating expense (income) (a)	—	(1.7)	3.5	—

Operating income	34.5	19.6	98.8	89.2

Interest expense, net	5.3	6.9	19.0	19.8
Non-operating expense (b)	6.8	—	6.8	—

Income before income taxes and equity in earnings from affiliated companies	22.4	12.7	73.0	69.4
Provision for income taxes (c)	6.8	2.5	18.9	19.4

Income before equity in earnings from affiliated companies	15.6	10.2	54.1	50.0
Equity in earnings from affiliated companies	—	0.2	0.4	0.6

Net income	$15.6	$10.4	$54.5	$50.6

Basic net income per common share:	$0.16	0.11	$0.56	0.52

Diluted net income per common share:	$0.16	0.11	$0.55	0.52

Weighted-average common shares:

Basic	97.7	96.9	97.6	96.9
Diluted	100.0	98.1	99.9	98.1

a)              Other operating expense for the nine months ended September 30, 2010 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility which we sold in 1986.  Third quarter of 2009 included a net gain related to the prior year sale of a business, primarily due to the receipt of an earn-out payment from the buyer.  The nine month of 2009 also included $1.7 million of additional environmental reserves related to the aforementioned sold manufacturing facility and another previously sold facility.

b)             $6.8 million is the accelerated amortization of deferred financing costs as a result of refinancing our Senior Secured Credit Facility.

c)              Provision for income taxes for the nine months ended September 30, 2010 includes a $3.5 million benefit from New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	September 30, 2010	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$78.5	$84.0	$110.1
Accounts receivable, net	182.9	195.1	158.4
Inventories, net	197.5	175.4	157.2
Prepaid expenses and other current assets	40.9	34.2	35.4
Total current assets	499.8	488.7	461.1

Property, plant and equipment	1,048.1	1,011.1	1,045.1
Less accumulated depreciation	(468.2)	(442.6)	(443.0)
Net property, plant and equipment	579.9	568.5	602.1

Goodwill and other intangible assets, net	56.5	55.7	56.7
Investments in affiliated companies	19.3	19.1	17.7
Deferred tax assets	73.1	78.6	85.6
Other assets	22.4	23.6	23.4
Total assets	$1,251.0	$1,234.2	$1,246.6

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$10.5	$7.0	$33.5
Accounts payable	82.6	87.7	74.3
Accrued liabilities	103.8	99.4	93.9
Total current liabilities	196.9	194.1	201.7

Long-term notes payable and capital lease obligations	321.1	356.8	358.8
Other non-current liabilities	97.8	100.7	110.5
Total liabilities	615.8	651.6	671.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 99.4 shares issued at September 30, 2010 and at June 30, 2010, and 98.6 shares issued at December 31, 2009	1.0	1.0	1.0
Additional paid-in capital	548.9	546.4	535.3
Retained earnings	125.5	109.9	71.0
Accumulated other comprehensive (loss)	(12.6)	(47.2)	(7.0)
	662.8	610.1	600.3
Less — Treasury stock, at cost, 2.2 shares at September 30, 2010 and at June 30, 2010 and 2.0 shares at December 31, 2009	(27.6)	(27.5)	(24.7)
Total stockholders’ equity	635.2	582.6	575.6
Total liabilities and stockholders’ equity	$1,251.0	$1,234.2	$1,246.6

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended September 30,
(In millions)	2010	2009

Cash flows from operating activities
Net income	$54.5	$50.6

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	39.3	34.5
Amortization of debt discount and deferred financing costs	9.8	4.0
Deferred income taxes	8.9	15.2
Business consolidation and restructuring payments	(0.5)	(1.5)
Equity in earnings from affiliated companies	(0.4)	(0.6)
Share-based compensation	10.5	6.7
Excess tax benefits on share-based compensation	(0.8)	0.5

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(28.7)	38.2
(Increase) decrease in inventories	(42.5)	38.8
Increase in prepaid expenses and other current assets	(0.3)	(11.0)
Increase (decrease) in accounts payable/accrued liabilities	27.2	(37.4)
Other — net	(8.2)	2.0
Net cash provided by operating activities (a)	68.8	140.0

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(31.2)	(82.1)
Investment in joint venture	—	(6.0)
Net cash used for investing activities	(31.2)	(88.1)

Cash flows from financing activities
Borrowings from foreign credit line	1.9	3.0
Borrowings from senior secured credit facility — new and former term B loan	100.0	171.5
Repayments of senior secured credit facility — former term loans	(164.1)	(177.9)
Repayments of senior secured credit facility — new term loan	(1.3)	—
Issuance costs related to new Senior Secured Credit Facility	(3.7)	(10.4)
Capital lease obligations and other debt, net	(0.2)	0.5
Activity under stock plans	1.2	(0.5)
Net cash used for financing activities	(66.2)	(13.8)

Effect of exchange rate changes on cash and cash equivalents	(3.0)	5.7
Net (decrease) increase in cash and cash equivalents	(31.6)	43.8
Cash and cash equivalents at beginning of period	110.1	50.9
Cash and cash equivalents at end of period	$78.5	$94.7

Supplemental Data:
Free cash flow (a)+(b)	$37.6	$57.9
Accrual basis additions to property, plant and equipment	$24.1	$65.8

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended September 30, 2010 and 2009	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)			B/(W)	FX		B/(W)
Market Segment	2010	2009	%	Effect (b)	2009	%
Commercial Aerospace	$157.6	$127.5	23.6	$(2.8)	$124.7	26.4
Space & Defense	74.4	74.5	(0.1)	(1.4)	73.1	1.8
Industrial	62.5	55.1	13.4	(3.8)	51.3	21.8
Consolidated Total	$294.5	$257.1	14.5	$(8.0)	$249.1	18.2

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	53.5	49.6	50.1
Space & Defense	25.3	29.0	29.3
Industrial	21.2	21.4	20.6
Consolidated Total	100.0	100.0	100.0

Nine Months Ended September 30, 2010 and 2009	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions)			B/(W)	FX		B/(W)
Market Segment	2010	2009	%	Effect (b)	2009	%
Commercial Aerospace	$470.6	$419.1	12.3	$(1.2)	$417.9	12.6
Space & Defense	226.3	226.5	(0.1)	(1.2)	225.3	0.4
Industrial	165.7	196.1	(15.5)	(3.1)	193.0	(14.1)
Consolidated Total	$862.6	$841.7	2.5	$(5.5)	$836.2	3.2

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	54.6	49.8	50.0
Space & Defense	26.2	26.9	26.9
Industrial	19.2	23.3	23.1
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2009 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2010 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2010
Net sales to external customers	$224.6	$69.9	$—	$294.5
Intersegment sales	9.8	—	(9.8)	—
Total sales	234.4	69.9	(9.8)	294.5

Operating income (loss)	34.3	11.9	(11.7)	34.5
% Operating margin	14.6%	17.0%		11.7%
Adjusted % operating margin (see Table C)	14.6%	17.0%		11.7%

Depreciation and amortization	12.6	1.0	0.1	13.7
Stock-based compensation expense	0.8	0.1	1.3	2.2
Accrual based additions to capital expenditures	9.6	0.8	—	10.4

Third Quarter 2009
Net sales to external customers	$195.8	$61.3	$—	$257.1
Intersegment sales	6.2	0.1	(6.3)	—
Total sales	202.0	61.4	(6.3)	257.1

Operating income (loss)	20.8	7.8	(9.0)	19.6
% Operating margin	10.3%	12.7%		7.6%
Adjusted % operating margin (see Table C)	10.3%	12.7%		7.0%

Depreciation and amortization	11.0	1.0	—	12.0
Stock-based compensation expense	0.6	0.1	0.5	1.2
Accrual based additions to capital expenditures	17.1	0.8	—	17.9

First Nine Months 2010
Net sales to external customers	$663.9	$198.7	$—	$862.6
Intersegment sales	30.2	0.3	(30.5)	—
Total sales	694.1	199.0	(30.5)	862.6

Operating income (loss)	107.6	33.9	(42.7)	98.8
% Operating margin	15.5%	17.0%		11.5%
Adjusted % operating margin (see Table C)	16.0%	17.0%		11.9%

Depreciation and amortization	36.2	2.9	0.2	39.3
Stock-based compensation expense	3.5	0.6	6.4	10.5
Accrual based capital expenditures	22.6	1.4	0.1	24.1

First Nine Months 2009
Net sales to external customers	$654.0	$187.7	$—	$841.7
Intersegment sales	21.7	0.1	(21.8)	—
Total sales	675.7	187.8	(21.8)	841.7

Operating income (loss)	96.1	26.5	(33.4)	89.2
% Operating margin	14.2%	14.1%		10.6%
Adjusted % operating margin (see Table C)	14.4%	14.1%		10.6%

Depreciation and amortization	31.2	3.1	0.2	34.5
Stock-based compensation expense	2.4	0.5	3.8	6.7
Accrual based capital expenditures	64.1	1.1	0.6	65.8

(a)   We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2010	2009	2010	2009

GAAP operating income	$34.5	$19.6	$98.8	$89.2
- Adjustment to prior year gain on sale of business	—	(1.7)	—	(1.7)
- Environmental expense	—	—	3.5	1.7
Non-GAAP Operating Income	$34.5	$17.9	$102.3	$89.2
% of Net Sales	11.7%	7.0%	11.9%	10.6%
- Stock Compensation Expense	2.2	1.2	10.5	6.7
- Depreciation and amortization	13.7	12.0	39.3	34.5
Non-GAAP EBITDA	$50.4	$31.1	$152.1	$130.4

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented.  In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income	Table D

	Unaudited
	Quarter Ended September 30,
	2010		2009
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$15.6	$0.16	$10.4	$0.11
- Acceleration of deferred financing costs (net of tax) (a)	4.3	0.04	—	—
- Adjustment to prior year gain on sale of business (net of tax) (b)	—	—	(1.1)	(0.01)
Non-GAAP net income	$19.9	$0.20	$9.3	$0.10

	Unaudited
	Nine Months Ended September 30,
	2010		2009
	As Reported	EPS	As Reported	EPS

GAAP net income	$54.5	$0.55	$50.6	$0.52
- Acceleration of deferred financing costs (net of tax) (a)	4.3	0.04	—	—
- Adjustment to prior year gain on sale of business (net of tax) (b)	—	—	(1.1)	(0.01)
- Environmental Expense (net of tax) (c)	2.2	0.02	1.1	0.01
- Tax credits for capital investments in wind energy facility (d)	(3.5)	(0.04)	—	—
Non-GAAP net income	$57.5	$0.58	$50.6	$0.52

(a)          The three and nine-month 2010 results include $4.3 million after tax expense related to the acceleration of deferred financing costs due to the refinancing of our Senior Secured Credit Facility during the third quarter.

(b)         The three and nine-month 2009 results include a $1.1 million after-tax gain from the prior year sale of a business, primarily due to the receipt of an earn-out payment from the buyer.

(c)          Environmental expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(d)         New Clean Energy Manufacturing Tax Credits awarded in 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table E

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2010	2009	2010	2009

Basic net income per common share:
Net income	$15.6	$10.4	$54.5	$50.6
Weighted average common shares outstanding	97.7	96.9	97.6	96.9

Basic net income per common share	$0.16	$0.11	$0.56	$0.52

Diluted net income per common share:
Net income	$15.6	$10.4	$54.5	$50.6
Weighted average common shares outstanding — Basic	97.7	96.9	97.6	96.9

Plus incremental shares from assumed conversions:
Restricted stock units	0.8	0.5	1.0	0.6
Stock Options	1.5	0.7	1.3	0.6
Weighted average common shares outstanding—Dilutive	100.0	98.1	99.9	98.1

Diluted net income per common share	$0.16	$0.11	$0.55	$0.52

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2010	2010	2009

Notes payable and current maturities of capital lease obligations	$10.5	$7.0	$33.5
Long-term notes payable and capital lease obligations	321.1	356.8	358.8
Total Debt	331.6	363.8	392.3
Less: Cash and cash equivalents	(78.5)	(84.0)	(110.1)
Total debt, net of cash	$253.1	$279.8	$282.2